Exhibit 99.1

                Robert Mondavi Reports 22% Increase in
                  First Quarter Fiscal 2004 Profits

    OAKVILLE, Calif.--(BUSINESS WIRE)--Oct. 23, 2003--The Robert Mondavi Corporation (NASDAQ:MOND) today announced results for its first quarter of fiscal 2004.
    The company reported net income of $9.8 million, or $0.60 per diluted share, for the quarter ended September 30, 2003, compared to net income of $8.1 million, or $0.49 per diluted share, a year ago. Included in the quarter's profits were $1.0 million of after tax profits from the sale of non-strategic fixed assets. Net revenues for the quarter increased 5 percent from the same period last year to $103.9 million, reflecting a 2 percent increase in shipment volume and positive mix from strong Robert Mondavi Winery sales and new brands.
    "Last March we announced a plan to increase topline growth, streamline operations and reshape our organizational structure to develop a clear line of sight to the consumer," said R. Michael Mondavi, Chairman of the Board. "This quarter, we made excellent progress in executing the plan."
    Added Gregory M. Evans, President and CEO, "We were encouraged to see strong growth from our core wines and our new brands as reflected in overall wholesale depletion growth of 6 percent and price per case growth of 3 percent. In addition, overall profit margins improved, reflecting recent steps to make the company more efficient."
    During the quarter, the company adopted the provisions of Financial Accounting Standards Board Interpretation Number No. 46 (FIN
46), which requires the consolidation of variable interest entities onto the company's financial statements. As a result, $109.5 million in fixed assets were added to the company's balance sheet during the quarter, compared to $108.5 million during the first quarter of fiscal 2003. As encouraged by FIN 46, the company also restated prior periods presented to incorporate the impact of consolidating variable interest entities. The adoption of FIN 46 also lowered the company's previously published first quarter fiscal 2003 earnings by $0.01 per share to $0.49. A complete summary of the changes is published on the company's website, www.robertmondavi.com.
    "While the U.S. wine market is likely to remain intensely competitive for the next 12 months, it is continuing to grow. We see several positive signs: the U.S. economy is showing signs of improvement, particularly in the travel and entertainment sectors where Robert Mondavi is well-positioned; and industry sources now estimate the 2003 California harvest to be smaller than previously expected, which should help the industry recover from its oversupply of grapes sooner," added Evans.
    The company maintained its fiscal 2004 revenue growth guidance of 5 percent, but raised its earnings guidance by $0.06 per share to between $1.86 and $2.01 per share, reflecting the gains from asset sales during the quarter.
    Robert Mondavi produces and markets fine wines under the following labels: Robert Mondavi Winery, Robert Mondavi Private Selection, La Famiglia di Robert Mondavi, Woodbridge Winery, Byron Vineyards and Winery, Io, Arrowood Vineyards and Winery and Grand Archer by Arrowood. The company also produces Opus One, in partnership with the Baroness Philippine de Rothschild of Chateau Mouton Rothschild of Bordeaux, France; Luce, Lucente, Danzante, and the wines of Tenuta dell'Ornellaia, in partnership with the Marchesi de' Frescobaldi of Tuscany, Italy; Sena, Arboleda and Caliterra, in partnership with the Eduardo Chadwick family of Vina Errazuriz in Chile; and Kirralaa and Talomas, in partnership with Southcorp and Rosemount's Oatley family. In addition to the partnership wines, Robert Mondavi Imports represents the wines of Marchesi de' Frescobaldi, Attems and Vina Errazuriz in the United States.
    R. Michael Mondavi will host a conference call to discuss the quarter's results today at 7:30 a.m. PT. A live listen-only web cast and a copy of our prepared remarks of the conference call will be available at www.robertmondavi.com under "Investor Relations." On January 29, 2004, a conference call and live web cast are scheduled to discuss the company's fiscal 2004 second quarter earnings.



                            ROBERT MONDAVI
                         FINANCIAL HIGHLIGHTS
                (In thousands, except per share data)


                                                   Three Months Ended
                                                      September 30,
                                                   -------------------
                                                       2003      2002
                                                   --------- ---------
Cases sold                                            2,130     2,089
Net revenues                                       $103,937   $98,606
Cost of goods sold                                   61,924    57,957
Gross profit                                         42,013    40,649
Gross profit %                                         40.4%     41.2%
Operating expenses                                   28,730    29,906
Operating income                                     13,283    10,743
Other (income) expense:
    Interest                                          5,540     5,292
    Equity income from joint ventures                (8,006)   (7,321)
    Other                                               240       (16)
Income before income taxes                           15,509    12,788
Income tax provision                                  5,661     4,732
Net income                                            9,848     8,056
Weighted average number of shares outstanding -
 diluted                                             16,404    16,363
Earnings per share - diluted                          $0.60     $0.49

                                                      At        At
                                                    9/30/03   6/30/03
                                                   --------- ---------
Current assets                                     $531,116  $502,630
Total assets                                        989,394   961,177
Current liabilities                                 108,480    71,983
Total liabilities                                   527,894   510,183
Shareholders' equity                                461,500   450,994
Working capital                                     422,636   430,647
Total debt                                          392,681   412,726


    Forward-looking Statements

    This announcement and other information provided from time to time by the company contain historical information as well as forward-looking statements about the company, the premium wine industry and general business and economic conditions. Such forward-looking statements include, for example, projections or predictions about the company's future growth, consumer demand for its wines, including new brands and brand extensions, margin trends, anticipated future investment in vineyards and other capital projects, the premium wine grape market and the premium wine industry generally. Actual results may differ materially from the company's present expectations. Among other things, a soft economy, a downturn in the travel and entertainment sector, risk associated with continued worldwide conflict, reduced consumer spending, or changes in consumer preferences could reduce demand for the company's wines. Similarly, increased competition or changes in tourism to our California properties could affect the company's volume and revenue growth outlook. The supply and price of grapes, the company's most important raw material, is beyond the company's control. A shortage of grapes might constrict the supply of wine available for sale and cause higher grape costs that put more pressure on gross profit margins. A surplus of grapes might allow for greater sales and lower grape costs, but it might also result in more competition and pressure on selling prices or marketing spending. Interest rates and other business and economic conditions could increase significantly the cost and risks of projected capital spending, which in turn could impact our profit margins. For additional cautionary statements identifying important factors that could cause actual results to differ materially from such forward-looking information, please refer to Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations," in the company's Annual Report on Form 10-K for the fiscal year ended June 30, 2003, on file with the Securities and Exchange Commission. For these and other reasons, no forward-looking statement by the company can nor should be taken as a guarantee of what will happen in the future.


    CONTACT: The Robert Mondavi Corporation
             Robert Philipps, 707-251-4850 (IR)
             Sandra Timpson, 707-968-2017 (PR)